Exhibit 99.1

News Release

Media Contact	Investor Relations
Michael Berman	Karen Fugate
Sabre Holdings Corp.	Sabre Holdings Corp.
682-605-2397	682-605-2343

Sabre Holdings Revises Financial Outlook for First Quarter, 2003

SOUTHLAKE, Texas, March 11, 2003 — Sabre Holdings Corporation (NYSE: TSG) today announced that it is lowering its financial outlook for the first quarter of 2003 due to a continuation of previously reported industry trends impacting travel demand.

For the first quarter, diluted earnings per share on a GAAP basis are now expected to be in the range of $0.32 to $0.36 versus previous projections of $0.41 to $0.46.   Excluding special non-cash and one-time charges and gains, the company estimates earnings per share for the first quarter will be in the range of $0.38 to $0.42 per share, versus previous projections of $0.47 to $0.52.  For purposes of calculating guidance for the first quarter of 2003, the company estimated that the special items included $15 million of stock compensation and amortization of intangible assets, less taxes of $5 million and minority interests of $1 million.

In addition, Sabre Holdings now projects first quarter revenue to be down four to six percent, year-over-year, versus the previous range of negative two to positive two percent growth, year-over-year.

On February 25, 2003, Sabre Holdings reported (via Form 8-K with the SEC) that the company was aware of several travel industry participants which had stated that they were seeing travel demand trending below what they expected, because of global security concerns and possible military action, as well as economic and political issues in Latin America. Sabre Holdings also reported that it was experiencing similar trends and that, if they continued, revenues would fall below the previously announced revenue range for the quarter ending on March 31, 2003.  At the time of that report, it was too early for Sabre Holdings to determine if its earnings forecast for the first quarter of 2003 would be significantly impacted by those trends.

Sabre Holdings now has financial and bookings information for two full months (January and February 2003) of this quarter that indicates that the travel demand trends mentioned on February 25, 2003, will cause Sabre Holdings to miss revenue and earnings per share estimates for the first quarter of 2003.

It is currently too early for Sabre Holdings to determine if its revenue and earnings forecasts for the full 2003 fiscal year will be impacted by these trends.

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is the leading provider of technology, distribution and marketing services for the travel industry. Headquartered in Southlake, Texas, in the Dallas-Fort

Worth Metroplex, the company has approximately 6,500 employees in 45 countries. Sabre Holdings reported 2002 revenue of $2 billion. Sabre Holdings owns Travelocity.com, the most popular travel site on the Web, and GetThere, the world’s leading provider of Web-based travel reservation systems for corporations and travel suppliers. Sabre Holdings is traded on the New York Stock Exchange (NYSE: TSG).  More information about Sabre Holdings is available at http://www.sabre.com/.

Statements in this report which are not purely historical facts, including statements about forecasted revenue or earnings growth, cost estimates, and future bookings outlook, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules recently proposed by the Department of Transportation; airlines limiting their participation in travel marketing and distribution services; our revenues being highly dependent on the travel and transportation industries; decrease in travel related to any potential increase in hostilities around the world; structural changes within the travel industry, such as airline suppliers in bankruptcy; or possible merger and acquisition activity by us.  Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-Q with the Securities and Exchange Commission.